Exhibit 2.1

FIFTH AMENDMENT TO

SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT

(Two Step)

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT (TWO STEP), dated as of April 4, 2016 (this “Amendment”), is entered into by and between THE TORO COMPANY, a Delaware corporation (“Seller”), and RED IRON ACCEPTANCE, LLC, a Delaware limited liability company (“Red Iron”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Repurchase Agreement (as hereinafter defined).

RECITALS

A.                                    Seller and Red Iron are parties to that certain Second Amended and Restated Repurchase Agreement (Two Step), entered into as of October 29, 2010, as amended by the First Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of December 12, 2011, and the Second Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of June 6, 2012 and the Third Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of December 31, 2013 and the Fourth Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of January 1, 2015 (as so amended, the “Repurchase Agreement”).

B.                                    The parties hereto have agreed to amend the Repurchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

1.                                      Section 1.  Definitions.

Subsection (o).  The definition of “Invoice” is amended by deleting the existing subsection (o) and replacing it with the following subsection (o) (with changes in italics for ease of review only):

(o)               “Invoice” herein shall mean (i) a Dealer Invoice, (ii) a Distributor Invoice, (iii) a Distributor to Dealer Invoice, (iv) evidence of Red Iron’s financing of used Inventory which used Inventory was owned by an end-user customer and sold by such end-user customer to a Dealer or Distributor as full or partial payment by such end-user customer for the purchase by such end-user customer of a new item of Inventory from such Dealer or Distributor (“Trade-In Invoice”) or (v) evidence of Red Iron’s financing of used Inventory which used Inventory was owned by a lessor and sold, when it came off lease, by such lessor to a Dealer or Distributor (“Off-Lease Invoice”), either collectively or individually, as the case may be.

The following definitions are added to Section 1, even though they are not in alphabetical order with the existing definitions in Section 1:

(w)             “Dealer/Distributor Demo/Rental Inventory” herein shall mean Inventory covered by a Dealer Invoice, Distributor Invoice or Distributor to Dealer Invoice, which indicates (either by a terms code or other means) that such Inventory is eligible to be used by a Dealer or Distributor for rental or extended demonstration purposes.

Fifth Amd to Second Amd+Rstd Pur Agt (04-16)

(x)               “Off-Lease Inventory” herein shall mean Inventory covered by an Off Lease Invoice, which indicates (either by a terms code or other means) that such Invoice is eligible as an Off-Lease Invoice.

(y)               “Off-Lease Invoice” herein shall have the definition provided in Subsection (o) herein.

(z)                “Trade-In Inventory” herein shall mean Inventory covered by a Trade-In Invoice, which indicates (either by a terms code or other means) that such Invoice is eligible as a Trade-Invoice.

(aa)        “Trade-In Invoice” herein shall have the definition provided in Subsection (o) herein.

2.                                      Subsection 3.                        Repurchase of Inventory; Extended Service Contract Recourse.

Subsections 3 (a) and (b) of the Repurchase Agreement is amended by deleting the existing subsections, as amended, and replacing them with the following subsections (with changes in italics for ease of review only):

(a)  Seller’s Repurchase of Inventory Sold by Seller or its Affiliates Directly to a Dealer or a Distributor or otherwise financed by Red Iron.

Subject to Section 4, if Red Iron shall repossess or come into possession of any Inventory, or any part thereof, covered by any Invoice, Seller agrees to repurchase such Inventory from Red Iron in a condition that is new and unused, subject to normal wear and tear resulting from display or demonstration, or in the case of an item of Inventory that is Dealer/Distributor Demo/Rental Inventory, Off-Lease Inventory or Trade-In Inventory, in any condition, and in all cases, wherever located.  Seller shall pay Red Iron, within thirty (30) days of request therefor and in good funds, the outstanding balance (including accrued but unpaid interest) remaining unpaid under the Wholesale Instrument(s) related to such Invoice.  In addition, Seller shall pay Red Iron for all costs and expenses actually incurred by Red Iron in taking possession or in the repossession of such Inventory, including shipping and storage costs (not to exceed ten percent (10%) of the original Invoice) plus reasonable attorneys’ fees and court costs actually incurred.  Seller shall not assert any interest in or title to such Inventory until it has paid Red Iron all amounts as specified herein in full.

(b)  Seller’s Repurchase of Inventory Sold by a Distributor to a Dealer or otherwise financed by Red Iron.

Subject to Section 4, if Red Iron shall repossess or come into possession of any Inventory, or any part thereof, covered by any Distributor to Dealer Invoice, Off-Lease Invoice or Trade-In Invoice, and Distributor fails to repurchase such Inventory from Red Iron within thirty (30) days of Red Iron’s demand therefor, Seller agrees to repurchase such Inventory from Red Iron in a condition that is new and unused, subject to normal wear and tear resulting from display or demonstration, or in the case of an item of Inventory that is Dealer/Distributor Demo/Rental Inventory, Off-Lease Inventory or Trade-In Inventory, in any condition, and in all cases, wherever located.  Subject to Section 3(h), Seller shall pay Red Iron, within thirty (30) days of request therefor and in good funds, the outstanding balance (including accrued but unpaid interest) amount remaining unpaid under the Wholesale Instrument(s) related to such Invoice.  In addition, Seller shall pay Red Iron for all costs and expenses actually incurred by Red Iron in taking possession or in the repossession of such Inventory, including shipping and storage costs (not to exceed ten percent (10%) of the original Invoice) plus reasonable attorneys’ fees and court costs actually incurred. Seller shall not assert any interest in or title to such Inventory until it has paid Red Iron all amounts as specified herein in full.

3.                                      Affirmation of Repurchase Agreement; Further References.  The parties hereto each acknowledge and affirm that the Repurchase Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the Repurchase Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the Repurchase Agreement (including references in the Repurchase Agreement to the terms thereof) are hereby amended to refer to the Repurchase Agreement as amended by this Amendment.

4.                                      Entire Agreement.  This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.

5.                                      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, and this Amendment shall be effective, as of the day and year first above written.

THE TORO COMPANY

By:	/s/ Renee J. Peterson
Name: Renee J. Peterson
Its: Vice President, Treasurer and Chief Financial Officer

RED IRON ACCEPTANCE, LLC

By:	/s/ Mark J. Wrend
Name: Mark J. Wrend
Its: Manager